EXHIBIT 4

                                FORM OF NOTICE


SECURITIES AND EXCHANGE COMMISSION

(Release No.                    )

Conectiv, 800 King Street, Wilmington, Delaware 19801, a holding company registered with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, has filed an application seeking authority to solicit proxies in connection with the proposed merger transactions involving Conectiv and Potomac Electric Power Company. This notice hereby authorizes Conectiv to solicit such proxies.

The filing is available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by _____________, to Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants-declarants at the address specified above. Proof of service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be permitted to become effective.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.


                                    Jonathan G. Katz
                                    Secretary